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                                                                    Exhibit 4.10

                              AMENDMENT AGREEMENT

                                 relating to a

                           DIVIDEND RIGHTS AGREEMENT
 dated 19 June 1995 as amended by an Amendment Agreement dated 10 December 1996

                                    BETWEEN

                        YORK INTERNATIONAL CORPORATION

                                      and

                         NATIONAL WESTMINSTER BANK PLC
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THIS AMENDMENT AGREEMENT is made the eleventh day of February 1998

BETWEEN:

(1) YORK INTERNATIONAL CORPORATION ("YIC", which expression shall include its successors and assigns permitted under the Dividend Rights Agreement (as defined below)), a corporation organised under the laws of Delaware, USA whose principal office and effective seat of management is at 631, South Richland Avenue, York, PA 17403, USA; and

(2) NATIONAL WESTMINSTER BANK PLC ("NWB" which expression shall include its successors and assigns permitted under the Dividend Rights Agreement (as defined below)), a public limited company duly organised under the laws of England whose registered office is at 41 Lothbury, London EC2P 2BP.

WHEREAS

(A) York International Holding GmbH (registered number FM 5518 Mannheim), a German limited company with its registered office at Gottlieb-Daimler-Strasse 6, 68165 Mannheim, Germany ("YIH GmbH") is a subsidiary of YIC with an issued share capital comprising the Ordinary Share, the Class A Preference Share and the Class B Preference Share;

(B) YIC is the registered owner of the Ordinary Share and the Class A Preference Share following the conversion of part of the Ordinary Share into the Class A Preference Share;

(C) By a dividend rights agreement dated 19 June 1995 and made between YIC and NWB (the "Dividend Rights Agreement") YIC transferred to NWB the dividend rights with respect to the Class A Preference Share;

(D) By an Amendment Agreement dated 10 December 1996 and made between YIC and NWB the Dividend Rights Agreement was amended on the terms and subject to the conditions set out therein; and

(E) It has been agreed that the Dividend Rights Agreement shall be further amended on the terms and subject to the conditions hereof.

NOW IT IS HEREBY AGREED as follows:

1.   Interpretation

1.1 Terms defined in the Dividend Rights Agreement shall, unless otherwise defined herein, or unless the context otherwise requires, bear the same meaning when used in this Agreement.

1.2 In this Agreement, any reference to a "Clause" or "Schedule" shall, subject to any contrary indication, be construed as a reference to a Clause hereof or a Schedule hereto.

1.3  Clause and Schedule headings are for ease of reference only.

2.   Amendments to the Dividend Rights Agreement
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     The parties hereto expressly agree that the Dividend Rights Agreement shall, as at the date hereof, be amended so that it shall be read and construed for all purposes so as to include the amendments set out hereto and each of the parties hereto shall be bound by the terms and conditions thereof accordingly:-

2.1  Amendment to sub-clause 5.3(i)(a)

     Sub-clause 5.3 (i)(a) of the Dividend Rights Agreement is hereby amended by deleting such sub-clause in its entirety and substituting in lieu thereof the following new sub-clause:

     (a)  Interest Coverage. Permit the ratio of (i) Consolidated EBIT to (ii)
          -----------------
          Consolidated Interest Expense for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter to be less than 2.50:1.

2.2  Amendment to sub-clause 5.3(ii)(c)

     Sub-clause 5.3(ii)(c) of the Dividend Rights Agreement is hereby amended by deleting such subclause in its entirety and substituting in lieu thereof the following new sub-clause:

     (c) Indebtedness for borrowed money of any Domestic Subsidiary, provided
                                                                     --------
         that the aggregate amount of all such Indebtedness (other than Indebtedness permitted by paragraphs (a) or (d) of this Clause 5.3(ii)) of all such Domestic Subsidiaries shall not exceed $200,000,000 at any one time outstanding.

2.3  Amendment to sub-clause 5.3(iii)(f)

     Sub-clause 5.3(iii)(f) of the Dividend Rights Agreement is hereby amended by deleting such sub-clause in its entirety and substituting in lieu thereof the following new sub-clause:

     (f) Encumbrances on any Capital Stock which is not voting stock, and on not more than 20% of the voting stock, of any Foreign Subsidiary securing Indebtedness of YIC or any Foreign Subsidiary in an aggregate amount at any one time outstanding for YIC and all Foreign Subsidiaries not to exceed 35% of Consolidated Net Worth.

2.4  Amendment to Schedule 2, Clause 8

     Clause 8 of Schedule 2 of the Dividend Rights Agreement is hereby amended by deleting the amount "$5,000,000" contained in clause (b)(i) and substituting in lieu thereof the amount "$10,000,000".

3.   Continuity and Further Assurance

3.1 The provisions of the Dividend Rights Agreement shall, save as amended hereby, continue in full force and effect.

3.2 YIC shall, at its own expense, do all such acts and things and execute all such documents as shall reasonably be considered necessary or desirable to give full effect to the amendments effected or to be effected pursuant to this Agreement.
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4.   Counterparts

     This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed and delivered, shall be an original but all the counterparts shall together constitute but one and the same instrument.

5.   Law

     This Agreement shall be governed by and construed in accordance with English Law.

6.   Jurisdiction

     Clause 24 of the Dividend Rights Agreement shall be imported into this Agreement save that, when read in the context of this Agreement, all references to "the Transaction Documents" shall be replaced by "this Agreement" and read accordingly.

7.   Waivers of Jury Trial

     YIC and NWB hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.
8.   Costs and Expenses

     YIC shall pay NWB on demand for all reasonable expenses incurred by NWB in connection with the negotiation, preparation, execution and delivery of this Agreement.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

YORK INTERNATIONAL CORPORATION

By:  /S/ James P. Corcoran
     ---------------------

Title:  Treasurer
        ---------

NATIONAL WESTMINSTER BANK PLC


By:  /S/ Jon Bramwell
     ----------------

Title:  Corporate Manager North America
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